Exhibit 10.1

Eagle Rock Energy G&P, LLC

Executive Change of Control Agreement Policy

July 27, 2010

This Executive Change of Control Agreement Policy reflects the terms and procedures as approved at the July 27, 2010 meeting of the Compensation Committee of the Board of Directors of Eagle Rock Energy G&P, LLC (the “Company”).

1. Eligibility

Employees of the Company at the Vice President level and above will receive an Executive Change of Control Agreement (“COC Agreement”) either upon hire or promotion to an eligible position at the benefit level described in Section 2 below. However, no eligible individual will be entitled to the benefits described in Section 2 below unless or until the individual timely executes a COC Agreement in accordance with the procedures established by the Company.  The COC Agreements constitute part of a “top-hat” plan intended to satisfy the exemption set forth in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2. Severance Benefits under COC Agreements

The COC Agreements contain a double trigger, meaning that severance benefits only become payable if a “Change of Control” occurs and an executive experiences a termination of employment either without “Cause” or for “Good Reason” during the “Protection Period” (which is the six month period preceding a “Change of Control” and the two year period following a “Change of Control”). The severance benefits potentially payable under the COC Agreements contain five components:

•                  Accrued but unpaid salary, earned but unpaid performance bonus for the prior fiscal year, reimbursement of expenses, and employee benefits in accordance with their terms;

•                  A pro-rata performance bonus for the calendar year of termination;

•                  A lump sum amount equal to the sum of the executive’s base salary plus the executive’s target performance bonus, multiplied by the applicable multiplier (see chart below);

•                  Continuation of medical and dental benefits for a specified number of months (see chart below); and

•                  Reimbursement of outplacement services up to $30,000.

Payment of benefits under the COC Agreements is conditioned on the execution and nonrevocation by an executive of a release agreement.

The applicable multiplier and number of years that medical and dental benefits will be continued will be determined based on the executive’s classification in accordance with the following chart:

	Lump Sum Multiplier	Number of Months of Benefit Continuation
Chief Executive Officer	3.0	36 months
Senior Vice Presidents	2.5	30 months
Vice Presidents	1.5	18 months

An executive who is demoted will retain the multiplier and benefit continuation period originally assigned pursuant to the chart above.

3. Term of COC Agreements

The initial term of each COC Agreement ends on the earlier of (a) the fifth anniversary of the effective date of the COC Agreement, or (b) the occurrence of a “Change of Control.”  If a “Change of Control” has not occurred prior to the fifth anniversary of the effective date, then on the fifth anniversary of the effective date, the term of the COC Agreements will be automatically extended for one additional year periods, unless the Company gives notice to each executive 60 days prior to an automatic extension date. The occurrence of a “Change of Control” will extend the term of the COC Agreements through the end of the applicable “Protection Period.”